EXHIBIT 99.2
CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations, Corporate Communications & Global Brand Development
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Lauren Green-Caldwell, Director, Corporate Communications & Public Relations
Phone:	812-934-8692
Email:	lauren.green-caldwell@hill-rom.com
HILL-ROM ANNOUNCES CORPORATE GOVERNANCE ENHANCEMENTS
BATESVILLE, Ind., October 6, 2009 — Hill-Rom Holdings, Inc. (NYSE: HRC) today announced that its Board of Directors has unanimously approved enhancements to the Company’s corporate governance policies. The enhancements include:
•	Implementation of majority voting in uncontested elections. The Board has amended the Company’s Corporate Governance Standards to provide for a majority voting standard for the election of directors in uncontested elections. Under the new standard, any nominee for director who receives a greater number of votes ‘withheld’ from his or her election than votes ‘for’ such election shall promptly tender his or her resignation. The Board is required to accept the resignation unless it determines that accepting such resignation would not be in the best interests of the Company and its shareholders.

•	Elimination of classified Board. The Board approved amendments to the Company’s Articles of Incorporation to eliminate its classified Board over several years. The amendments will be submitted to shareholders for approval at the Company’s 2010 annual meeting of shareholders. If approved by shareholders, beginning at the 2011 annual meeting, classes of directors whose terms expire at the annual meeting will be elected for one-year terms. This will result in the entire Board being elected annually for one-year terms beginning at the 2013 annual meeting of shareholders.

•	Elimination of Supermajority Voting Provisions in Articles of Incorporation. The Board has approved amendments to the Company’s Articles of Incorporation to eliminate supermajority shareholder voting provisions and directed that the amendments be submitted to shareholders for approval at the Company’s 2010 annual meeting of shareholders. Currently, the Articles require a supermajority shareholder vote for the removal of directors and for the amendment of the sections of the Articles dealing with the Board.

•	Adoption of Executive Compensation Recoupment Policy. Under the Policy, effective in December 2009, all performance-based compensation and trading profits for executive officers (i.e., officers subject to Section 16 of the Securities Exchange Act of 1934) would be subject to recoupment by the Company in the event there is a material restatement of financial results due to misconduct of the individual executive officer(s) from whom recoupment is sought. The Policy, which applies prospectively, gives the Board’s Compensation and Management Development Committee discretion to determine whether and to what extent to seek recoupment under the Policy based on specific facts and circumstances.

•	Implementation of “Say on Pay” Policy. The Board approved the submission to a shareholder vote at the 2010 annual meeting a policy that, if approved by shareholders, would in future years provide shareholders an annual non-binding advisory vote on the Company’s overall executive compensation philosophy, policies and procedures, and the compensation decisions made by the Board with regard to executive performance.
“The decisions to implement these enhancements reflect Hill-Rom’s ongoing commitment to good corporate governance and transparency,” said Rolf A. Classon, Hill-Rom’s Board Chairman and an independent director. “We believe these governance enhancements, which are consistent with best practices, are in the best interests of both our company and our shareholders.”
Complete information concerning these enhancements can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on October 6, 2009. If the amendments to the Company’s Articles of Incorporation described above are approved by shareholders, conforming changes will be made to the Company’s Amended and Restated Code of By-Laws.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements or other health care reform actions, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company’s announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the spin-off of the funeral services business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2008 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, both previously filed. The Company assumes no obligation to update or revise any forward-looking statements.
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